SALES & MARKETING AGREEMENT

This Sales & Marketing Agreement (the "Agreement") is made as of November 29, 2004 by and between **Provision Interactive Technologies, Inc.**, a California corporation, with principal offices located at 9253 Eton Avenue, Chatsworth, CA 91311 (hereinafter referred to as "Client"), and **Encore Associates, Inc.**, a California corporation, with principal offices located at 2333 San Ramon Valley Blvd Suite #160, San Ramon, CA 94583 (hereinafter referred to as "Agent"). Client and Agent are collectively referred to herein as the "Parties."

WHEREAS, Client is a manufacturer and marketer of certain products referred to as the "Provision Advertising/Couponing Kiosks with HoloVision Technology" as specified in Exhibit A (hereinafter referred to as "Products") and desires to secure the services of the Agent in the specific territory hereinafter described;

WHEREAS, Agent possesses particular expertise useful in the sales and marketing of Products and good business relationships with the customers identified in Exhibit B (hereinafter referred to as "Customers"), and with potential buyers of advertising and couponing spots to be projected or dispensed by the Products (hereinafter referred to as "Advertisers"), and that this expertise and these relationships will facilitate Agent in securing retail placement of the Products with Customers, and to secure advertising and couponing content from Advertisers to be projected or dispensed by the Products; and

WHEREAS, Client desires to retain the sales and marketing services of Agent to sell and market Products in Client's name with Customers, to secure advertising and couponing content to be used in conjunction with the Products in Client's name, and to utilize Agent to manage all financial transactions with Advertisers on behalf of Client.

NOW THEREFORE, in consideration of the covenants and undertakings herein contained,

IT IS MUTUALLY AGREED AS FOLLOWS:

1) <u>TERRITORY</u>. Client hereby appoints Agent, and Agent hereby agrees to act for Client, as its exclusive representative with the Customers set forth in Exhibit B and with Advertisers for negotiations of sales and marketing of Products, and any advertising/couponing content to be projected/dispensed by Products, subject to the terms, provisions and conditions hereof, within the United States of America, Canada and, for the limited purposes set forth in Exhibit B, Mexico (collectively, the "Territory").

2) <u>AGENCY</u>. It is further understood that Agent shall only act as an agent of Client in relation to those activities necessary to carry out its duties as a sales and marketing representative for Client as outlined in Exhibit A and B attached hereto with Customers, that neither Agent nor its employees shall be considered employees of Client, and neither party shall in any event be held liable or accountable for any obligations incurred by either party other than as specified herein, it being specifically understood that the respective businesses of each of the Parties shall be operated separate and apart from each other. Agent shall not enter into any agreement or incur any obligations on Client's behalf, or commit Client in any manner without Client's prior written consent.

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3) INTRODUCTORY TEST PHASE. The introductory test phase shall be conducted according to the terms and provisions of Exhibit C herein. Agent agrees to use its best efforts to achieve the market goals as set forth in Exhibit C.

4) INDEMNIFICATION.

Client Indemnity. Client agrees, at its expense, to defend Agent from, and pay any judgment for, any Claim against Agent alleging that any Products either (i) violate any applicable safety or regulatory standard in effect as of the date of Products delivery, or (ii) have caused injury or damage to the person or property of another arising from defects in materials, design or construction of such Products, unless based upon the negligent conduct of Agent, or any of its respective agents, representatives or employees, or (iii) infringes any patents, utility models, copyrights, trade secrets, or any other intellectual property rights of a third party issued in any country, provided that Client is promptly notified in writing of any Claim, given all reasonable assistance required, and permitted to direct the defense. Client shall have no liability for settlements or costs incurred without its prior written consent.

Agent Indemnity. Agent agrees, at its expense, to defend Client from, and pay any judgment for, any suit, claim or proceeding (hereafter "Claim") against Client alleging injury or damage to the person or property of another if such Claim arose due to the modification of Documentation by, or from the acts or omissions of, Agent or any of its respective agents, representatives or employees, provided that Agent is promptly notified of any Claim, given all reasonable assistance required, and permitted to direct the defense. Agent shall have no liability for settlement or costs incurred without its prior written consent.

THE CLIENT AGREES AS FOLLOWS

5) EXCLUSIVE REPRESENTATION. Agent shall be the exclusive representative of Client for negotiating retail locations for placement of the Products with the Customers described in Exhibit B and for securing advertising/couponing content for such Products in the Territory for the Term (as defined below) of the Agreement. Client will make no other agreements for the placement of said Products with such Customers, nor solicit advertising/couponing content to be utilized with said Products, outside of those agreements negotiated by Agent. Agent shall notify Client in writing identifying each potential new Customer and shall present a final form of contractual arrangement to Client for Client's execution once negotiations between Agent and such Customer are complete. Agent acknowledges that Client has already authorized a sales and marketing entity to act as its exclusive agent with respect to certain retailers and manufacturers within the Territory whose businesses are specifically targeted to Hispanic consumers.

6) COMPENSATION. Client shall compensate Agent retail placement and advertising commissions as outlined in Exhibit D. For any placement commissions due, payment will be made promptly within 30 days after the end of each month. A delinquency charge of 1 percent (1%) per month (but not in excess of the lawful maximum) may be added on any amount in arrears.

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7) ELIGIBLE CUSTOMERS. Client reserves right to refuse sales to any Customer it deems may adversely affect any aspect of its business.

8) CLIENT RESPONSIBILITIES. The Client shall be responsible for supplying and supporting Products placed in Customer locations by Agent on behalf of Client as outlined in Exhibit E.

9) SALES AND PROMOTIONAL POLICIES. The Parties shall keep each other fully informed on all sales and promotional policies and programs initiated by, or affecting, Customers and/or Advertisers within the specified Territory.

10) INSURANCE. Client shall procure and maintain with an insurer acceptable to Agent insurance coverage for both bodily injury and property damage caused by or arising out of the manufacture, delivery, use, handling, or storage of the Products in amounts of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

11) DISCLAIMER OF OTHER DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN TO THE CONTRARY THE PARTIES HEREBY AGREE THAT NEITHER THEY NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS SHALL HAVE ANY LIABILITY FOR INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, WHETHER ARISING IN CONTRACT, IN TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), OR ANY OTHER THEORY EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF AS A RESULT ANY REMEDY ARISING HEREUNDER OR UNDER APPLICABLE LAW FAILS OF ITS ESSENTIAL PURPOSE.

THE AGENT AGREES AS FOLLOWS:

12) CLIENT'S INSTRUCTIONS. Agent shall carry out Client's instructions with respect to the placement of Products and sourcing of advertising/couponing specified herein.

13) COLLECTIONS. Agent agrees to the best of its ability to effect prompt and full payment from Advertisers. However, this provision does not imply Agent is responsible for any unpaid accounts due to Client. If a decision is made to extend credit to an Advertiser, the final determination as to credit and credit terms shall be made only by Client.

14) OPERATIONAL PHASE. Following the Introductory Test Phase, the program will then enter the Operational Phase. Agent agrees to use its best efforts to achieve the market goals as set forth in Exhibit F.

MISCELLANEOUS PROVISIONS:

15) TERM/TERMINATION. This Agreement shall commence on the Effective Date and shall remain in full force and effect for a term of one (1) year from the date of execution of this Agreement (hereinafter "Term"). At the end of the Term, unless terminated in writing by either Party, the Agreement shall automatically renew for subsequent one (1) year terms thereafter. After the one (1) year anniversary of the execution of this Agreement, or upon a

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material breach of this Agreement, this Agreement may be terminated by either Party for any reason provided the non-terminating Party shall be given sixty (60) days notice of termination by the terminating Party according to the notice provisions contained in Section 19 of this agreement

16) <u>COMMISSION CONTINUATION</u>.

Advertising/Couponing Commissions. In the event of the termination of this Agreement, Agent will continue to receive commissions for any revenue received by Client from those Advertiser product lines which were under contract at the time of the Agreement's termination. If an Advertiser's product line developed and under contract by Agent ceases generating revenues following said termination for a period of at least twelve consecutive months, then the Advertiser's contracted product line will no longer be considered as being developed by Agent for Client and Client will not owe Agent commissions on future transactions related to such Advertiser's product line.

Placement Fees. Agent will also continue to receive commissions for placement fees described in Exhibit D paid by Client to Customers developed by Agent for so long as such Customers receive placement fees from Client. If a Customer developed by Agent discontinues Client transactions following said termination for a period of at least twelve (12) consecutive months, then the Customer will no longer be considered as being developed by Agent for Client and Client will not owe Agent commissions on future transactions related to such Customer.

17) <u>REPORTING AND AUDITS</u>. Agent will provide Client with electronic copies of all financial transactions with Advertisers <u>within</u> fourteen (14) days of the transaction date, and a monthly recap of all transactions within fourteen (14) days of month end. Client will likewise provide Agent with electronic copies of all financial transactions with Customers within fourteen (14) days of the transaction date, and a monthly recap of all Customer transactions within fourteen (14) days of month end. Client and Agent reserve the right to audit each others records pertaining to this Agreement twice per year with five (5) business days written notice provided that each party agrees to keep all financial information of the other party confidential and to not disclose such information unless required to do so by applicable law.

18) <u>APPLICABLE LAW and ARBITRATION</u>. The laws of the State of California shall govern the application and interpretation of this Agreement. Client and Agent each hereby irrevocably agree that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be settled by binding arbitration in either Los Angeles or San Francisco, California. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of JAMS/Endispute ("JAMS"), with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS' rules and regulations) of the proceedings has been given to such party. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions

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and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity, provided however, that nothing in this paragraph shall be construed as precluding the bringing an action for injunctive relief or other equitable relief. The arbitrator shall not have the right to award punitive damages or speculative damages to either party and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law.

19) NOTICE Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows.

If to Agent:	Encore Associates, Inc 2333 San Ramon Valley Blvd , Suite 160 San Ramon, CA 94583-1763 Attention: Gary Smith Fax: (925) 837-6948
If to Client:	Provision Interactive Technologies, Inc. 9253 Eton Avenue Chatsworth, CA 91311 Attention: Bob Ostrander Fax: (818) 775-1628

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmation slip.

20) MODIFICATION OF AGREEMENT. This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties in writing.

21) ENTIRE AGREEMENT. It is understood that this Agreement, including all exhibits hereto, cancels and supersedes any and all prior Agreements, oral or written, made between the Parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Sales & Marketing Agreement, thereunto duly authorized as of the date first written above.

AGENT:	CLIENT:
ENCORE ASSOCIATES, INC.	PROVISION INTERACTIVE TECHNOLOGIES, INC.
By: [signature]	By: [signature] Bob Ostrander
Print: STU BRANNON	Print: BOB OSTRANDER
Title: Chief Administrative Officer	Title: VICE PRESIDENT
Date: NOVEMBER 29, 2004	Date: November 29, 2004

Exhibit A

Product Placement

Agent is responsible for the identification of retail locations as set forth in Exhibit B for the placement of the ProVision Advertising/Couponing Kiosk with Holovision Technology (the "Product"), as further described below. Agent will recommend specific locations to Client and Client will be solely responsible for the completion or execution of any final arrangement related to the placement of the Product in such locations. Client may decide, at its sole discretion, not to place the Product in any location recommended or identified by Agent, and Agent will not have the authority to contractually commit Client to place the Product in any location.

Advertising/Couponing

Agent will also be responsible for selling and delivering advertising and couponing content to be projected and dispensed by the Product. Client will work with the Agent to develop and Client will approve the advertising rate card(s) at least thirty (30) days in advance of a particular month, and the rate card will indicate the desired amount of advertising for the Product as well as the minimum rates for such advertising during that month. Agent is authorized to enter into contractual relationships (on a form of advertising agreement approved in writing by Client) with Advertisers interested in providing such advertising content and Client will project such advertising on the Product; provided, however, that Client will not be obligated to project any advertising that it believes is offensive, inappropriate or harmful to its business in any manner. Agent will provide current contact information (the name, address, telephone number and email address for the individual at an Advertiser responsible for such advertising/couponing account) for each Advertiser. Agent will collect revenues directly from the Advertisers and agrees to forward all amounts received (excluding commission amounts set forth in Exhibit D hereto) to Client within ten (10) business days of receipt of such funds. A delinquency charge of 1 percent (1%) per month (but not in excess of the lawful maximum) may be added on any amount in arrears. The parties acknowledge that failure to provide such payments will constitute a material breach of this Agreement.

Product Uses:

The Product shall be utilized for:

- Projecting "HoloVision" 3D images as advertising "spots" generated by the HoloVision aerial image system.
- Dispensing coupon "spots" utilizing the transactional touch screen and printer functions of the kiosk.

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Exhibit B

Customers and Markets:

United States and Canada

Agent is authorized to act as Client's exclusive sales and marketing entity with all grocery retailers (and the manufacturers supplying these retailers) within the United States and Canada, provided, however, that Agent is not authorized to act in any capacity as the sales and marketing entity of the Client with any grocery retailer or manufacturer whose business is predominantly targeted to Hispanic consumers.

Mexico

Agent is authorized to act as Client's exclusive sales and marketing entity for those grocery retailers (and the manufacturers supplying those retailers) operating in Mexico that are either US-based retailers/manufacturers or subsidiaries of US-based retailers/manufacturers. For the purpose of clarity, the intent of this provision is to grant Agent the right to deal with those retailers and manufacturers operating in Mexico with whom Agent has a preexisting business relationship due to those retailers' and manufacturers' US operations. Any question regarding whether a Mexican retailer or manufacturer qualifies under the standards set forth in the preceding two sentences will be resolved by the Client in its sole discretion.

The retailers and manufacturers described in this Exhibit B are collectively referred to as "Customers."

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Exhibit C

Introductory Test Phase

During the Introductory Test Phase, beginning on or before February 1st, 2005 and shall continue until 100 kiosks are "initially loaded" (as described below). The mutually agreed objectives during this phase are:

1. The placement of ProVision Advertising/Couponing Kiosks with Holovision Technology in at least 100 Retail Grocery locations. Retailers participating in this Introductory Phase will be limited to locations in Southern California.
2. The corresponding sale of sufficient advertising and couponing to "initially load" those kiosks by the start of the test period, such that by the conclusion of the test period, sales results provided by the retailer test partners will provide factual data to substantiate the "sales lift" provided by the use of the kiosks as an advertising/merchandising vehicle.
3. "Initially loaded" kiosks would equate to a combination of advertising and couponing totaling a minimum revenue amount of $13,500 per machine per month.

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Exhibit D

Compensation

Retail Placement Commissions:

If Client is obligated to make any periodic cash payment to a Customer in connection with the Product placement in a retail location secured by Agent (a "Placement Fee"), Client will pay a corresponding commission of ten percent (10%) of that Placement Fee to the Agent as compensation for securing such location, but not to exceed $100 per location. Such Placement Fee described above will first become payable upon the conclusion of the Introductory Test Phase.

Advertising/Couponing Sales Commission:

For all revenue collected by Agent from Advertisers on behalf of Client for the projection of advertising and dispensing of coupons utilizing the Product, Agent will deduct a commission of ten percent (10%) from such collected revenues prior to transmittal of funds to Client as compensation for securing the Advertiser's business on behalf of Client, and administering the pertinent financial transactions.

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B

Exhibit E

Client Customer Responsibilities

The Client will assume responsibility for the following Product related support functions with Customers:

1. Site survey: Determine suitable installation location and any issues that require resolution before installation.
2. Site preparation: A technician will prepare all necessary communications and power lines prior to installation.
3. Installation: A technician will complete the following during installation:
    a. Verify arrival of equipment, unpack, inspect for damage.
    b. Install the kiosk and all components.
    c. Test complete system and troubleshoot as needed.
    d. Provide basic on-site training for operating the kiosk.
    e. Create an installation report and clean-up the area.
    f. Make a post-installation quality assurance call.
4. Maintenance: Using on-line diagnostics, the administrator will work to isolate and correct any technical or performance problems within a reasonable time frame. Technicians will be deployed if any on-site remediation is required, and they will perform diagnostics to correct such problems.
5. Client will clean the kiosk at regular intervals, and verify performance standards.
6. Consumer Orientations: During the first week a kiosk is operating, Client will provide a demonstration of the kiosk's features for shoppers.

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Exhibit F

Operational Phase:

The Parties mutually agree that the objective for the sustained load of the kiosks (a combination of advertising and coupon placement), and Product placements at retail for the balance of the contract shall be:

1) Secure Product placements at retail locations equating to 1,000 ProVision Advertising/Couponing Kiosks with HoloVision Technology.

2) Increase the "initial load" goal of combined advertising and couponing revenue from $13,500 per month, to a "sustained load" goal of $20,000 per month.

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